FOR IMMEDIATE RELEASE
Investor Relations Contact: Heather Pribyl 952.253.0731

Buffalo Wild Wings, Inc. Announces
First Quarter Earnings per Share of $1.52

Minneapolis, Minnesota, April 28, 2015 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD) announced today financial results for the first quarter ended March 29, 2015. Highlights for the first quarter versus the same period a year ago were:

◦	Total revenue increased 19.8% to $440.6 million

◦	Company-owned restaurant sales grew 20.3% to $415.0 million

◦	Same-store sales increased 7.0% at company-owned restaurants and 6.0% at franchised restaurants

◦	Net earnings increased 2.6% to $29.1 million from $28.3 million, and earnings per diluted share increased 1.7% to $1.52 from $1.49
Sally Smith, President and Chief Executive Officer, commented, “We're pleased with our first quarter same-store sales of 7.0% at company-owned restaurants and 6.0% at franchised locations. Sales were exceptionally strong during the college football bowl games as well as the NFL playoffs. Buffalo Wild Wings really came alive during March Madness® and we launched a new advertising campaign with unique commercials for each round of the tournament.”

Ms. Smith continued, “Our sales growth leveraged operating, occupancy, and general and administrative costs. As anticipated, cost of sales and labor as a percentage of restaurant sales were higher than the prior year which tempered our net earnings growth. The price per pound for traditional chicken wings increased 41% versus the prior year's unusually low price. We achieved net earnings growth of 2.6% and earnings per diluted share was $1.52 in the first quarter.”

Total revenue increased 19.8% to $440.6 million in the first quarter compared to $367.9 million in the first quarter of 2014. Company-owned restaurant sales for the quarter increased 20.3% over the same period in 2014, to $415.0 million, driven by a same-store sales increase at company-owned Buffalo Wild Wings restaurants of 7.0% and 53 additional Buffalo Wild Wings restaurants at the end of first quarter of 2015. Franchise royalties and fees increased 11.8% to $25.6 million for the quarter versus $22.9 million in the first quarter of 2014. This increase is attributed to a same-store sales increase at franchised Buffalo Wild Wings locations of 6.0% and 18 additional franchised Buffalo Wild Wings restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned Buffalo Wild Wings restaurants were $64,851 for the first quarter of 2015 compared to $60,966 for the same quarter last year, a 6.4% increase. Franchised Buffalo Wild Wings restaurants in the United States averaged $67,075 for the period versus $63,852 in the first quarter a year ago, a 5.0% increase.

For the first quarter, net earnings increased 2.6% to $29.1 million versus $28.3 million in the first quarter of 2014. Earnings per diluted share were $1.52, as compared to first quarter 2014 earnings per diluted share of $1.49.

2015 Outlook

Ms. Smith remarked, “Same-store sales increased 4.2% at company-owned restaurants and 1.8% at franchised locations for the first four weeks of the second quarter of 2015 compared to 5.7% and 4.4%, respectively, for the same period last year. We launched B-Dubs® Fast Break, a system-wide lunch program that provides Guests speed and value during this daypart. We're bringing the World of Sports to Buffalo Wild Wings beginning in June, highlighting fun and unique sports from the U.S. and around the world. To further engage Guests, we'll have new in-restaurant games to play during the World of Sports promotion with prizes awarded daily and weekly.”

Ms. Smith concluded, "Our focus remains on creating an engaging sports-viewing experience with great food and beverage offerings for our Guests and we continue to make progress in guest experience technology initiatives. Our net earnings growth goal for 2015 remains 18%.”

Buffalo Wild Wings will be hosting a conference call today, April 28, 2015 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our investor website IR.BuffaloWildWings.com.

A replay of the call will be available until May 5, 2015. To access this replay, please dial 1.858.384.5517 password 5135891.

March Madness® is a trademark of the National Collegiate Athletic Association.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, is a growing owner, operator and franchisor of Buffalo Wild Wings® restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar"

awards from across the country. There are currently more than 1,080 Buffalo Wild Wings locations in the United States, Canada, Mexico, and Philippines.

To stay up-to-date on all the latest events and offers for sports fans and wing lovers, like Buffalo Wild Wings on Facebook, follow @BWWings on Twitter and visit www.BuffaloWildWings.com.

Forward-looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to our future financial and restaurant performance measures and growth goals, including but not limited to those relating to our second quarter sales trends and projected unit and net earnings growth rates for 2015, and beyond. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly non-U.S. locations), success of acquired restaurants, success of investments in new or emerging concepts, unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our system standards, the cost of commodities such as traditional chicken wings and supply chain consistency, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 28, 2014, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.
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BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended
	March 29, 2015	March 30, 2014
Revenue:
Restaurant sales	$414,972	344,945
Franchise royalties and fees	25,614	22,910
Total revenue	440,586	367,855
Costs and expenses:
Restaurant operating costs:
Cost of sales	125,677	97,487
Labor	130,394	105,334
Operating	58,551	49,038
Occupancy	21,990	18,969
Depreciation and amortization	28,069	22,832
General and administrative	30,522	28,156
Preopening	1,270	2,578
Loss on asset disposals and impairment	605	787
Total costs and expenses	397,078	325,181
Income from operations	43,508	42,674
Investment income (loss)	(75)	(127)
Earnings before income taxes	43,433	42,547
Income tax expense	14,448	14,231
Net earnings including noncontrolling interests	28,985	28,316
Net loss attributable to noncontrolling interests	(78)	—
Net earnings attributable to Buffalo Wild Wings	$29,063	28,316
Earnings per common share – basic	$1.53	1.50
Earnings per common share – diluted	$1.52	1.49
Weighted average shares outstanding – basic	18,993	18,873
Weighted average shares outstanding – diluted	19,074	18,953

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended
	March 29, 2015	March 30, 2014
Revenue:
Restaurant sales	94.2%	93.8%
Franchise royalties and fees	5.8	6.2
Total revenue	100.0	100.0
Costs and expenses:
Restaurant operating costs:
Cost of sales	30.3	28.3
Labor	31.4	30.5
Operating	14.1	14.2
Occupancy	5.3	5.5
Depreciation and amortization	6.4	6.2
General and administrative	6.9	7.7
Preopening	0.3	0.7
Loss on asset disposals and impairment	0.1	0.2
Total costs and expenses	90.1	88.4
Income from operations	9.9	11.6
Investment income (loss)	—	—
Earnings before income taxes	9.9	11.6
Income tax expense	3.3	3.9
Net earnings including noncontrolling interests	6.6	7.7
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Buffalo Wild Wings	6.6%	7.7%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
(unaudited)

	March 29, 2015	December 28, 2014
Assets
Current assets:
Cash and cash equivalents	$92,601	93,329
Marketable securities	21,017	19,547
Accounts receivable, net of allowance of $25	30,393	28,322
Inventory	11,550	11,893
Prepaid expenses	9,817	4,215
Refundable income taxes	—	9,779
Deferred income taxes	16,435	15,807
Restricted assets	55,439	81,037
Total current assets	237,252	263,929

Property and equipment, net	494,866	494,401
Reacquired franchise rights, net	41,777	37,631
Other assets	19,237	19,399
Goodwill	40,625	38,106
Total assets	$833,757	853,466

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$2,461	2,099
Accounts payable	33,850	37,241
Accrued compensation and benefits	39,190	59,161
Accrued expenses	13,236	16,573
Income tax payable	7,951	—
Current portion of deferred lease credits	499	743
System-wide payables	55,125	79,668
Total current liabilities	152,312	195,485

Long-term liabilities:
Other liabilities	6,420	6,388
Deferred income taxes	34,515	39,815
Deferred lease credits	38,106	37,479
Total liabilities	231,353	279,167

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,995,188 and 18,937,131, respectively	148,129	148,114
Retained earnings	456,758	427,695
Accumulated other comprehensive loss	(2,991)	(2,096)
Total stockholders’ equity	601,896	573,713
Noncontrolling interests	508	586
Total equity	602,404	574,299
Total liabilities and equity	$833,757	853,466

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)
(unaudited)

	Three months ended
	March 29, 2015	March 30, 2014
Cash flows from operating activities:
Net earnings including noncontrolling interests	$28,985	28,316
Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	26,851	21,699
Amortization	1,218	1,133
Loss on asset disposals and impairment	605	787
Deferred lease credits	1,159	998
Deferred income taxes	(5,508)	(6,892)
Stock-based compensation	2,745	3,615
Excess tax benefit from stock issuance	(66)	(29)
Change in operating assets and liabilities, net of effect of acquisitions:
Trading securities	(328)	(90)
Accounts receivable	(2,053)	(3,403)
Inventory	471	(859)
Prepaid expenses	(5,619)	(2,423)
Other assets	154	121
Unearned franchise fees	362	(126)
Accounts payable	(1,037)	(4,211)
Income taxes	17,796	19,872
Accrued expenses	(18,374)	(10,414)
Net cash provided by operating activities	47,361	48,094
Cash flows from investing activities:
Acquisition of property and equipment	(25,788)	(25,732)
Acquisition of businesses	(13,894)	—
Purchase of marketable securities	(12,297)	—
Proceeds from marketable securities	11,155	—
Net cash used in investing activities	(40,824)	(25,732)
Cash flows from financing activities:
Issuance of common stock	231	244
Excess tax benefit from stock issuance	66	29
Tax payments for restricted stock units	(7,627)	(7,474)
Net cash used in financing activities	(7,330)	(7,201)
Effect of exchange rate changes on cash and cash equivalents	65	(115)
Net increase (decrease) in cash and cash equivalents	(728)	15,046
Cash and cash equivalents at beginning of period	93,329	57,502
Cash and cash equivalents at end of period	$92,601	72,548

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Restaurant Count
Company-owned Restaurants (includes Buffalo Wild Wings, Rusty Taco, and Buffalo Wild Wings-owned PizzaRev locations):

	Q1	Q2	Q3	Q4
2015	501
2014	443	449	463	491
2013	397	407	415	434
2012	327	330	343	381
2011	263	277	288	319

Franchised Restaurants (includes Buffalo Wild Wings and Rusty Taco locations):

	Q1	Q2	Q3	Q4
2015	593
2014	569	579	588	591
2013	514	525	534	559
2012	505	505	511	510
2011	488	492	498	498

Same-Store Sales at Buffalo Wild Wings locations in United States and Canada
Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2015	7.0%
2014	6.6%	7.7%	6.0%	5.9%	6.5%
2013	1.4%	3.8%	4.8%	5.2%	3.9%
2012	9.2%	5.3%	6.2%	5.8%	6.6%
2011	3.9%	5.9%	5.7%	8.9%	6.1%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2015	6.0%
2014	5.0%	6.5%	5.7%	5.1%	5.6%
2013	2.2%	4.1%	3.9%	3.1%	3.3%
2012	7.3%	5.5%	5.8%	7.4%	6.5%
2011	1.6%	2.7%	4.2%	5.9%	3.6%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Average Weekly Sales Volumes at Buffalo Wild Wings locations in United States and Canada

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2015	$64,851
2014	60,966	59,403	59,643	62,119	60,470
2013	56,953	54,759	55,592	58,204	56,392
2012	55,131	51,524	52,561	55,595	53,783
2011	48,845	47,970	49,461	51,983	49,627

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2015	$67,075
2014	63,852	61,845	61,586	63,949	62,595
2013	60,050	58,186	58,926	61,167	59,594
2012	57,282	54,766	55,608	58,490	56,570
2011	52,744	50,995	51,350	53,385	52,081